Jayark Corporation
                                P.O. Box 741528
                              Houston, Texas 77274

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   TO BE HELD
                               SEPTEMBER 25, 1995

TO THE STOCKHOLDERS:

     The annual meeting of stockholders of Jayark Corporation (the `Company'') will be held at the offices of the Company, 6116 Skyline Drive, Suite 102, Houston, Texas, on MONDAY, SEPTEMBER 25, 1995, at 3:00 PM local time, for the following purposes:

     1.To elect three directors to serve until the expiration of their three-year terms and until their successors are duly elected and qualified;

     2.To ratify the appointment by the Board of Directors of KPMG Peat Marwick as the independent accountants of the Company for the fiscal year ending April 30, 1995;

     3.To transact such other business as may properly be brought before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on August 1, 1995, are entitled to notice of and to vote at the annual meeting or adjournment(s) thereof.

     Your attention is called to the proxy statement on the following pages. We hope that you will attend the annual meeting. If you do not plan to attend, kindly sign, date, and mail the enclosed proxy in the enclosed envelope, which requires no postage if mailed in the United States. Your vote is important regardless of the number of shares you own.

BY ORDER OF THE BOARD OF DIRECTORS

Clayton W. Whitehead, SECRETARY
Houston, Texas  August 25, 1995


                               JAYARK CORPORATION

                     P.O. BOX 741528 - HOUSTON, TEXAS 77274

                                PROXY STATEMENT

                   MAILED TO STOCKHOLDERS ON AUGUST 25, 1995

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Jayark Corporation (the `Company'') of proxies in the enclosed form for use at the annual meeting of stockholders (the `Annual Meeting') to be held at 3:00 PM local time at 6116 Skyline Drive, Suite 102, Houston, Texas, on Monday, September 25, 1995, and at any adjournment(s) thereof.

     A copy of the Company's Annual Report, including financial statements, for the year ended April 30, 1995, is enclosed.

     The solicitation of proxies in the accompanying form will be made at the Company's expense, primarily by mail and through brokerage and banking institutions. Those institutions will be requested to forward soliciting materials to the beneficial owners of the stock held of record by them and will be reimbursed for their reasonable forwarding expenses.

     Any proxy given pursuant to such solicitation and received in time for the meeting will be voted in accordance with the instructions, if any, given in that proxy. If no instructions are specified, proxies will be voted FOR the election of the nominees named in Proposal Number 1 of this Proxy Statement and in favor of the additional proposals set forth herein. At the date of this Proxy Statement, the management of the Company does not know of any business to be presented at the Annual Meeting other than those matters that are set forth in the Notice accompanying this Proxy Statement. If any other business should properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect to such business in accordance with the judgment of the persons named in the proxy. Any proxies may be revoked by written notice received by the Secretary of the Company at any time prior to the voting thereof.

     Only stockholders of record at the close of business on August 1, 1995, are entitled to notice of and to vote at the Annual Meeting or adjournments thereof. At that date, the Company had outstanding 6,978,799 shares of common stock, $.30 par value (the `Common Stock''). Each share of Common Stock entitles the record holder thereof to one vote. Abstentions and broker non votes will be included in the determination of the number of shares represented at the Annual Meeting. Abstentions will have the same effect as a vote against a proposal; broker non votes, however, are not included in the tally of votes cast and will not affect the outcome of a proposal.

          PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

     The following TABLE `A'', sets forth as of August 1, 1995, the holdings of the Company's Common Stock by those persons owning of record, or known by the Company to own beneficially, more than 5% of the Common Stock, the holdings by each director or nominee, the holdings by certain executive officers and by all of the executive officers and directors of the Company as a group.

                     TABLE ``A'' PRINCIPAL STOCKHOLDERS
                                              AMOUNT
   NAME AND ADDRESS OF BENEFICIAL OWNER     AND NATURE  NOTE (1)  % OF CLASS
                                                OF
                                            BENEFICIAL
                                            OWNERSHIP

             David L. Koffman
   6116 Skyline Drive, Houston, TX 77057    1,399,697     2,3      20.056%

            Burton I. Koffman
    300 Plaza Drive,  Vestal, NY 13903      1,104,000   2,4,5,6    15.808%

              Commerzbank AG
        31 Charter Road, Hong Kong          1,000,000              14.329%

            Richard E. Koffman
     300 Plaza Drive, Vestal, NY 13903       669,000      5,7       9.579%

          Campobello Holding LP
    P.O. Box 4485 Great Neck, NY 10029       456,364                6.539%

             Frank Rabinovitz
   6116 Skyline Drive, Houston, TX 77057     166,000       8        2.345%

            Michael Silverman
6440 Lusk Blvd #D201, San Diego, Ca 92121     17,000                0.243%

              Clay Whitehead
  6116 Skyline Drive, Houston, TX 77057       56,000       9        0.797%

               Arthur Cohen
505 Eighth Avenue, Suite 300, New York, NY    5,000                 0.716%
                  10018

             Michael Sherman
 333 East 68th # 13A, New York, NY 10021      5,000                 0.716%

              Ronald Kramer
  540 Madison Avenue, New York, NY 10022      5,000                 0.716%

           John H.M. Griffiths
    6 West Muse W Warwick Pl, Pimlico,
         London, England SW1V 2DJ               -          -          -

             Herbert S. Adler
  477 Madison Avenue, New York, NY 10022        -          -          -

            Joseph B. Koffman
150 E. 52nd St, 30th FL, New York NY 10022      -          -          -


 All Directors & Executive Officers as a    1,653,697   4,5,6,7,   23.084%
                  Group                                   8,9


     (1) All shares are owned directly by the individual named, except as set forth herein. Includes actual shares beneficially owned and Employee and Director Stock Options exercizable within 60 days. Burton I. Koffman and Richard E. Koffman are brothers. David L. Koffman is the son of Burton I. Koffman. Joseph B. Koffman is the son of Richard E. Koffman.
     (2) Includes 10,000 shares owned by David L. Koffman and Burton I. Koffman, jointly.
     (3) Excludes $772,058.34 principal amount of the Company's 12% Convertible Subordinated Debentures, due December 1995, which are convertible into 514,731 shares of Common Stock at a price of $1.50 per share.
     (4) Excludes 38,000 shares owned by a charitable foundation of which Burton I. Koffman is President and Trustee.
     (5) Includes 964,000 shares owned as tenants in common by brothers Richard E. Koffman and Burton I. Koffman.
     (6)  Excludes 280,000 shares owned by the spouse of Burton I. Koffman.
     (7)  Excludes 180,000 owned by the spouse of Richard E. Koffman.
     (8) Excludes $49,842.64 principal amount of the Company's 12% Convertible Subordinated Debentures, due December 1995, which are convertible into 33,230 shares of Common Stock at a price of $1.50 per share.
     (9) Excludes $2,761.28 principal amount of the Company's 12% Convertible Subordinated Debentures, due December 1995, which are convertible into 1,841 shares of Common Stock at a price of $1.50 per share.

                               PROPOSAL NUMBER 1

                             ELECTION OF DIRECTORS

     Three (3) directors are to be elected by the stockholders, to the Company's classified Board of Directors, to hold office for a three-year periods and until their successors are duly elected and qualified or until their earlier death, resignation or removal.

     The Company's nominees for election as directors are listed in TABLE ``'' of this Proxy Statement. The affirmative vote of a plurality of the votes cast by stockholders present in person or represented by proxy at the meeting and entitled to vote is required for the election of each of three directors. While the Board of Directors has no reason to believe that any of those named will not be available as a candidate, should such a situation arise, the proxy will be voted for the election of substitute nominees selected by the Board.

                      TABLE ``B'' NOMINEES FOR DIRECTOR
      NAME        AGE   TERM    POSITIONS & OFFICES PRESENTLY HELD  DIRECTOR
                      EXPIRES                                        SINCE

    John H.M.      41   1998                 Director                 1994
    Griffiths

Herbert S. Adler   53   1998                 Director                 1994

Joseph B. Koffman  37   1998                 Director                 1994


The following table and supplementary data is a listing of current Directors of the Company:

                       TABLE ``C'' CURRENT DIRECTORS
      NAME        AGE   TERM    POSITIONS & OFFICES PRESENTLY HELD  DIRECTOR
                       EXPIRES                                       SINCE

David L. Koffman   36   1997    President, Chief Executive Officer    1983
                                           and Director

Frank Rabinovitz   53   1997      Executive Vice President, Chief     1989
                                 Operating Officer, Director; and
                                 President of the Company's Audio
                                         Visual Subsidiary

   Michael J.      49   1997                 Director                 1989
     Sherman


 Arthur G. Cohen   66   1996                 Director                 1990

Ronald J. Kramer   37   1996                 Director                 1991

Michael Silverman  51   1996                 Director                 1993


    John H.M.      42   1995                 Director                 1994
    Griffiths

Herbert S. Adler   53   1995                 Director                 1994

Joseph B. Koffman  37   1995                 Director                 1994


     David L. Koffman* was elected President and Chief Executive Officer of the Company in December of 1988. Prior to that time, he served as Director and Vice President of the Company for over five years.

     Frank Rabinovitz was elected Executive Vice President, Chief Operating Officer and Director of the Company in 1989. In addition he is the President of the Company's Audio Visual subsidiary and has served in this capacity for more than five years, as well as in various other executive and management capacities since 1980.

     Michael J. Sherman, CPA, is President and Chief Executive Officer of M.J. Sherman and Associates, a financial consulting firm. Mr. Sherman has served in such capacities for more than five years.

     Arthur G. Cohen has been a real estate developer and investor for more than five years. Mr. Cohen is a Director of Apparel America, Inc., Baldwin, and Arlen, Inc. Burton I. Koffman and Richard E. Koffman are parties to an agreement with Arthur G. Cohen pursuant to which they have agreed to vote their shares in favor of the election of Mr. Cohen to the Board of Directors of the Company.

     Ronald J. Kramer has been Managing Director of Ladenburg, Thalmann and Co., Inc., an investment banking firm, for more than five years and is Director of Private Placements. Mr. Kramer is a Director of Instrument Systems, Corp.

     Michael Silverman is a venture capitalist and is currently chairman and Chief Executive Officer of Boatracs, Inc. and Unique Events Products, Inc., and a board member of International Savings Bank and International Bedding. Corp. Previously, Mr. Silverman, was chairman and Chief Executive Officer of Textile Industries, USA, Sheridan Distributors, Inc., Sussex Group, LTD, and Huffman Koos. Mr. Silverman is a Chartered Accountant (S.A.) and received his MBA from Stanford.

     John H.M. Griffiths is Managing Director and majority shareholder of an international venture capital and financing company based in the United Kingdom; a board member and shareholder of: Lynton Delancy & Partners Limited, CL BES Limited, CL BES 2 Limited, Lastbrave Limited, and Capel Lynton Limited; a director of Bardwell Western States, and CL BES IV Limited. Previously, Mr. Griffiths was associated with Samuel Montagu & Co. Limited as a main board member, Nomura Bank International PLC., Lloyds Bank International, and Bank of London & South America. Mr. Griffiths received his B.A. and M.A. from Cambridge University.

     Herbert S. Adler is currently a managing director with Alan B. Slifka and Company, L.P.. Previously he was general partner of McFarland, Dewey & Co., an investment banking firm. Prior to that, for more than five years, Mr. Adler was associated with KPMG Peat Marwick as a Principal in its Executive Office and Co-director of its Merger & Acquisition Department.. Mr. Adler received his B.S. in economics from the Wharton School at the University of Pennsylvania.

     Joseph B. Koffman* is Co-chairman and Chief Executive Officer of Shelby Tissue, Inc., a manufacturer of bath tissue for the private label tissue industry. Mr. Koffman co-founded the company in 1989. Mr. Koffman is also the President of Jomar Management Corp., a private lending company.

     * Joseph B. Koffman is the cousin of David L. Koffman.

          INFORMATION CONCERNING OPERATIONS OF THE BOARD OF DIRECTORS

     During the fiscal year ended April 30, 1995, the Board of Directors held three meetings and took action by unanimous written consent on other occasions during the period. No directors attended fewer than 75 percent of the meetings of the Board of Directors or requisite committee meetings during the last fiscal year. All committees met in conjunction with the full Board of Directors meetings.

     The Executive Committee of the Board of Directors consists of Mr. David L. Koffman (Chair), Mr. Frank Rabinovitz, and Mr. Ronald J. Kramer. The function of the Executive Committee is to exercise the powers of the Board of Directors to the extent permitted by Delaware law. As a rule, the Executive Committee meets to take action with respect to matters requiring Board of Directors approval and which cannot await a regular meeting of the Board or the calling of a special meeting. Under Delaware law and the Company's By-laws, both the Board and the Executive Committee can also act by unanimous written consent of all members.

     The Stock Option Committee of the Board of Directors was created to administer the Company's 1981 Incentive Stock Option Plan, as amended, pursuant to a resolution adopted November 24, 1981, giving it authority to exercise powers of the Board with respect to the Plan. The Stock Option Committee consists of Mr. Ronald J. Kramer (Chair), Mr. Michael J. Sherman, and Mr. Michael Silverman.

     The Audit Committee of the Board of Directors was created in 1991 to administer and coordinate the activities and results of the annual audit of the Company by independent accountants and to comply with NASDAQ listing requirements. The Audit Committee is comprised of Mr. Michael J. Sherman (Chair), Mr. Michael Silverman, and Mr. Ronald J. Kramer.

     The Compensation Committee of the Board of Directors was created in 1993 to administer and review compensation structure, policy and levels of the Company. The Compensation Committee is composed of Mr. Michael Silverman (Chair), Mr. Michael J. Sherman and Mr. Ronald J. Kramer.

     There is no standing nominating committee.

                               EXECUTIVE OFFICERS

     The following Table ``D'' sets forth the names, ages and positions of the persons who are not directors and who are executive officers of the Company:

                       TABLE ``D'' EXECUTIVE OFFICERS
          Name             Age                    Position

     Clay Whitehead         38     Secretary, Controller & Chief Financial
                                                   Officer

     Clay Whitehead, CPA, was named Controller & Chief Financial Officer of the Company in 1990. Previously, he was Vice President of the Company's Audio Visual subsidiary for more than five years. Mr. Whitehead received his B.S. from the University of Illinois and earned his MBA in 1985.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     Set forth in the following Table `E'' is certain information relating to the approximate remuneration paid by the Company during the last three fiscal years to each of the most highly compensated executive officers whose total compensation exceeded $100,000.

                Table "E" Summary Compensation Table (1,2)
                                                        LONG TERM   ALL
                                 ANNUAL COMPENSATION   COMPENSATION OTHER
                                              Other Annual
     Name & Position     Year  Salary   Bonus Compensation
David L. Koffman        1995 $ 162,00$  45,500   -            -       -
Chairman, President,    1994 $ 158,50$  77,535   -            -       -
Chief Executive Officer 1993 $ 150,00$     -     -            -       -

Frank Rabinovitz        1995 $162,000$  50,000   -            -       -
Director, Executive     1994 $ 157,00$  50,346   -            -       -
President, Chief        1993 $ 150,00$  56,178   -            -       -
operating Officer,
President of the
Audio Visual subsidiary


     (1) Does not include the value of non-cash compensation to the named individuals which did not exceed the lesser of $50,000 or 10% of such individuals' total annual salary and bonus. The Company provides a vehicle to each of the named executives for use in connection with Company business but does not believe the value of said vehicles and other non-cash compensation, if any, exceeds the lesser of $50,000 or 10% of the individuals total annual salary and bonus.

     (2) The Company has entered into Split Dollar Insurance Agreements with Messrs. David L. Koffman and Frank Rabinovitz, pursuant to which the Company has obtained insurance policies on their lives in the approximate amount of $1,054,000 and $497,700, respectively. Each year, that portion of the annual premium cost equal to the one year term insurance cost of the insurance protection is paid by the respective individuals. The balance of the premium is paid by the Company. Upon the death of the individual, the beneficiary named by the individual is entitled to receive the benefits under the policy, less the aggregate amount of premiums paid by the Company. The approximate amounts paid by the Company during the fiscal year ended April 30, 1995 for this insurance coverage were $36,500, and $25,400, respectively. Such amounts are not included in the above table.

The following table ``F'' sets forth certain information relating to the value of stock options at April 30, 1994:

               TABLE ``F'' FISCAL YEAR-END OPTION VALUE TABLE
                    Number of Unexercised      Value of Unexercised In-the-
                   Options at Fiscal Year     Money Options at Fiscal Year
                            End                           End*

      Name        Exercisable  Unexercisable  Exercisable     Unexercisable
David L. Koffman       -            -            -                -

Frank Rabinovitz    100,000         -         $43,750             -


* Based on the $0.875 per share closing bid price of the Common Stock on the Nasdaq Stock Exchange on April 29, 1994


     Effective November 24, 1981 and approved at the annual stockholders' meeting in 1982, the 1981 Incentive Stock Option Plan (ISOP) was adopted. An amendment to the ISOP was adopted on December 11, 1989. This amendment increased the number of incentive stock options that can be granted from 150,000 shares to 600,000 shares. The ISOP provides for the granting to key employees and officers of incentive stock options, as defined under current tax laws. The stock options are exercisable at a price equal to or greater than the market value on the date of the grant.

     No stock options were granted during the fiscal year ended April 30, 1995.

     Effective September 15, 1994 and approved at the annual stockholders meeting in 1994, the 1994 Non-Employee Director Stock Option Plan (the
`Director Plan'') was adopted and 200,000 shares of the Company's Common Stock reserved for issuance under the Director Plan. The Director Plan provides for the automatic grant of non-transferable options to purchase Common Stock to non-employee directors of the Company; on the date immediately preceding the date of each annual meeting of stockholders in which an election of directors is concluded, each non-employee director then in office will receive options exercisable for 5,000 shares (or a pro rata share of the total number of shares still available under the Director Plan). No option may be granted under the Director Plan after the date of the 1998 annual meeting of stockholders.

     Options issued pursuant to the Director Plan are exercisable at an exercise price equal to not less than 100% of the fair market value (as defined in the Director Plan) of shares of Common Stock on the day immediately preceding the date of the grant. Options are vested and fully exercisable as of the date of the grant. Unexercised options expire on the earlier of (i) the date that is ten (10) years from the date on which they were granted, (ii) the date which is three calendar months from the date of the termination of the optionee's directorship for any reason other than death or disability (as defined in the Director Plan), or (iii) one year from the date of the optionee's disability or death while serving as a director.

     The Director Plan became effective immediately following the 1994 annual meeting of shareholders; accordingly, no options have been issued pursuant to the Director Plan to date. Each non-employee director in office on the date immediately preceding the date of this year's annual meeting will receive options exercisable for 5,000 shares of Common Stock.

     During fiscal 1995, 35,000 Director Options were granted to non-employee Directors.


  REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE
                                  COMPENSATION


     The Report that follows shall not be deemed incorporated by reference by any general statement incorporating the Proxy Statement by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, and shall not be deemed filed or to constitute soliciting material under such Acts except to the extent that the Company specifically incorporates this information by reference.

  Except for key employees in its Household subsidiary, the Company does not have any formal annual incentive program, cash or otherwise, nor does it make annual grants of stock options. Cash bonuses and stock options, including bonuses and options paid to executive officers, have generally been awarded based upon individual performance, business unit performance and corporate performance, in terms of cash flow, growth and net income as well as meeting budgetary, strategic and business plan goals.

  The Company is committed to providing a compensation program that helps attract and retain the best people for the business. The Company endeavors to achieve a symmetry of compensation paid to a particular employee or executive and the compensation paid to other employees or executives both inside the Company and at comparable companies.

  The remuneration package of the Chief Executive Officer includes a percentage bonus based on the Company's profitable performance. The performance bonus had not been paid in years prior to fiscal 1994 because goals and objectives had not been achieved.

  COMPENSATION COMMITTEE

  Michael Silverman      Michael J. Sherman
  Ronald J. Kramer

                               PERFORMANCE GRAPH

     The following stock performance graph shall not be deemed incorporated by reference by any general statement incorporating the Proxy Statement by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, and shall not be deemed filed or to constitute soliciting material under such Acts except to the extent that the Company specifically incorporates this information by reference.

     The following line graph compares the yearly change in cumulative total return on the Company's common stock for the past five years with the cumulative total return of (i) the NASDAQ Stock Market for US companies (MARKET INDEX), and
(ii) NASDAQ Non-Financial Stocks (PEER INDEX).

     [PICTORIAL GRAPH OF: Comparison of Five-Year Cumulative Returns]

                          04/30/90 04/30/91 04/30/92 04/30/93 04/29/94 04/30/95
Jayark Corporation           100.0     94.4     72.2     38.9     66.7     77.8

CRSP Index for NASDAQ
 Stock Market (US Companies) 100.0    118.8   144.1     165.7    184.4    214.4

CRSP Index for NASDAQ
 Non Financial Stocks        100.0    110.6   151.2     202.0    224.2    249.0

     The graph assumes $100 was invested on April 30, 1990, in each of the following: the Company's common stock, the NASDAQ Stock Market Index, and the NASDAQ sub index for Non-Financial Stocks. The Company's common stock performance shown is not necessarily indicative of future performance.

                               PROPOSAL NUMBER  2

                            INDEPENDENT ACCOUNTANTS

     KMPG Peat Marwick has been the Company's independent public accountants for the past several years. The Board of Directors recommends that the stockholders approve the appointment of KPMG Peat Marwick as the Company's independent public accountants for the fiscal year ending April 30, 1996. Unless otherwise indicated, all properly executed proxies received by the Company will be voted in favor of the appointment of KPMG Peat Marwick. An adverse vote will be considered as a direction to the Company to select other independent accountants in the following year.

     It is expected that a representative of KPMG Peat Marwick will be present at the Annual Meeting, with the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.

                               OTHER INFORMATION

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

     During August 1995, the Company, LCL International Traders, Inc.(`LCL'') and Rosalco, Inc.(`Rosalco''), each a wholly-owned subsidiary of the Company, entered into a Reimbursement Agreement with: i)Ben Arnold Company, a corporation beneficially owned by several members of the of Burton I. Koffman and Richard E. Koffman families (including David L. Koffman, who is the president and a director of the Company, and Joseph B. Koffman, a nominee for director) and Karen Cohen, the wife of Arthur C. Cohen, a director of the Company, who disclaims any beneficial interest in Ben Arnold Company), ii)Ruthanne Koffman (the mother of David L. Koffman and the wife of Burton I. Koffman),
iii)Whitehorn Associates, a New York corporation, and iv)Joel Margolin (the Vice President of LCL) pursuant to which each of Rosalco, Inc., Ben Arnold Company, Ruthanne Koffman, Whitehorn Associates, and Joel Margolin agreed to provide to The CIT Group/Commercial Services, Inc. (``CIT''), the primary lender to LCL International Traders, Inc., irrevocable standby letters of credit and cash in the aggregate amount of $1,700,000 to serve as additional collateral against which CIT would lend additional working capital to LCL pursuant to CIT's lending arrangements with LCL. Each of Rosalco, Inc. and Joel Margolin provided $500,000 in cash and letters of credit, each of Ruthanne Koffman and the Ben Arnold Company provided $250,000 in irrevocable standby letters of credit, and Whitehorn Associates provided a $200,000 irrevocable standby letter of credit.

     The arrangement with CIT for the additional financing secured by the additional collateral expires on February 28, 1996. On that date, in the event that CIT shall have applied any of the additional collateral to LCL's obligations to CIT, LCL will reimburse the parties for the collateral so applied by CIT, such reimbursement to be made in the ordinary course of business or in the event LCL refinances its indebtedness. Alternatively, the parties may at any time after February 28, 1996 receive shares of the Company's Common Stock as reimbursement for the collateral applied by CIT to LCL's obligations by CIT. Each party would receive that number of shares that has a value equal to the amount of such party's collateral that is applied by CIT; for purposes of the agreement, the Company's Common Stock will be deemed to have a value of $1.25 per share.
     In consideration for providing the additional collateral, on February 28, 1996 the parties will receive a total of 400,000 shares of Common Stock of the Company in proportion to the amount of additional collateral initially provided by them, as follows: each of Rosalco, Inc. and Joel Margolin will be issued 117,600 shares; each of Ruthanne Koffman and the Ben Arnold Company will be issued 58,800 shares; and Whitehorn Associates will be issued 47,200 shares.

                                 OTHER MATTERS

     The Board of Directors is not aware of any other matters that are to be presented to stockholders for formal action at the meeting. However, if any other matter properly comes before the meeting or any adjournments thereof, it is the intention of the persons named in the enclosed form of proxy to vote those proxies in accordance with their judgment on the matter.

                STOCKHOLDER PROPOSALS TO THE 1996 ANNUAL MEETING

     Proposals of stockholders to be included in the Company's proxy materials for the 1996 annual meeting must be received in writing by the Company at its executive offices not later than May 24, 1996, in order to be included in the Company's proxy materials relating to that meeting.

                              REPORT ON FORM 10-K

     The Annual Report on Form 10-K, in a separate report filed with the Securities and Exchange Commission, provides more detailed information on the Company. A copy may be obtained, without charge, by a written request directed to Investor Relations Department, Attn: Clayton W. Whitehead, Corporate Secretary, Jayark Corporation, P.O. Box 741528, Houston, Texas 77274. The Company will also furnish any exhibits described in the list accompanying the Form 10-K, upon written request and payment of reasonable fees relating to the Company's furnishing such exhibits.

                                   INQUIRIES

     Stockholder inquiries regarding changes of address, transfer of certificates and lost certificates should be directed to the Company's transfer agent: American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, New York, 10005.

BY ORDER OF THE BOARD OF DIRECTORS
Clayton W. Whitehead, SECRETARY